Exhibit 10.26

CHURCH & DWIGHT CO., INC.

2022 OMNIBUS EQUITY COMPENSATION PLAN

PERFORMANCE STOCK UNIT GRANT

This PERFORMANCE STOCK UNIT GRANT AGREEMENT (the “Agreement”), dated as of _________________ (the “Date of Grant”), is delivered by Church & Dwight Co., Inc. (the “Company”) to _______________ (the “Grantee”). Additional state-specific terms and conditions that may govern the grant made hereunder are attached to this Agreement on Annex A, which terms and conditions are incorporated by reference herein and made a part of this Agreement.

RECITALS

The Church & Dwight Co., Inc. 2022 Omnibus Equity Compensation Plan (as amended and restated effective as of April 28, 2022), as it may be amended from time to time (the “Plan”) provides for, among other things, the grant of Stock Units of the Company, which includes the right to receive shares of Company Stock in the future, subject to restrictions set forth in this Agreement (“PSUs”). The Compensation & Human Capital Committee of the Company’s Board of Directors (the “Committee”), which administers the Plan, has decided to grant Stock Units in the form of PSUs as an inducement for the Grantee to continue in the employ of the Employer and promote the best interests of the Company and its stockholders. References in this Agreement to the Committee shall include any successor thereto appointed under and in accordance with the Plan. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.
Grant of PSUs. Subject to the terms and conditions set forth in this Agreement, in Annex A and in the Plan, the Company hereby grants to the Grantee ___________ PSUs (the “Grant”), subject to the terms and conditions of the Plan, this Agreement and Annex A.

2.
Vesting. With respect to the PSUs that vest in accordance with the terms of this Agreement, the Grantee shall be entitled to receive a number of shares of Company Stock (each, a “Share”) equal to the number of PSUs subject to the Grant times the “Payment Percentage” set forth opposite the “Achievement Percentile” set forth on Exhibit A attached hereto, subject to the terms and conditions set forth on Exhibit A attached hereto. Subject to Paragraph 6 below, and further subject to satisfaction of the Performance Goals (as defined below), the Grantee shall be issued such Share(s) with respect to the vested PSUs within sixty (60) days following the later of: (i) the date that the Committee determines and certifies the Achievement Percentile attained with respect to the performance goals set forth on Exhibit A attached hereto (“Performance Goals”) with respect to the forty-eight (48)-month period beginning on January 1, 2026 (such forty-eight (48)-month period, the “Performance Period,” and such date of Committee certification, the “Performance-Based Vesting Date”); and (ii) the four-year anniversary of the Date of Grant (the “Time-Based Vesting Date,” and the later of the Time-Based Vesting Date and the Performance-Based

Vesting Date, the “Vesting Date”), subject to the Grantee’s continuous employment by the Employer from the Date of Grant until the Vesting Date. All unvested PSUs will be forfeited for no consideration if the Grantee ceases to be employed by the Employer for any reason, except as expressly provided in Paragraph 6 of this Agreement.

3.
Settlement. As soon as practicable after the Vesting Date, but in no event later than 60 days following the Vesting Date, the Company will release the Shares underlying the PSUs that vested on such Vesting Date, subject to applicable withholding in accordance with Paragraph 5(a) below, and will deliver to the Grantee (or, in the case of the Grantee’s death, his or her estate) the appropriate number of Shares underlying the PSUs.

4.
Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Company Stock, Dividend Equivalents shall be credited to a bookkeeping account on the Company’s records in respect of the number of outstanding PSUs, if any, held by the Grantee that have not been settled as of such record date, provided that such Dividend Equivalents shall not be deemed to be reinvested in Shares and will be held uninvested and without interest and paid in cash as soon as practicable after the Vesting Date, but in no event later than 60 days following the applicable Vesting Date, subject to applicable withholding in accordance with Paragraph 5(a) below. For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by the Grantee pursuant to the terms of this Agreement, then the Grantee shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited PSUs.

5.
Income Tax Procedures; Section 409A.

a.
The Company or the Employer shall have the right to require payment of, or deduction from payments of any kind otherwise due to the Grantee, any federal, state, local or foreign taxes of any kind required by applicable law to be withheld upon the issuance, vesting or delivery of any Shares, Dividend Equivalents or payments of any kind. The Company or the Employer may withhold taxes from any payments due to the Grantee. Unless otherwise determined by the Committee in its sole discretion, the minimum statutory withholding obligations shall be satisfied by withholding Shares otherwise issuable to the Grantee. The Shares withheld shall have an aggregate Fair Market Value sufficient to satisfy the minimum statutory total tax withholding obligations. The Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.

b.
The Company makes no guarantee regarding the tax treatment of the Grant, but the Grant, including Dividend Equivalents, is intended to be exempt from or otherwise comply with Section 409A of the Code (“Section 409A”), and this Agreement shall be administered and interpreted consistently with that intent. To the extent the Grant constitutes a 409A Covered Grant, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for payment upon or following a termination of the Grantee’s employment unless such termination is also a “Separation from Service” within the meaning of Section

409A and, for purposes of any such provision, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Grantee is deemed on the date of the Grantee’s termination of employment, directorship or consultancy to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A and if the Grant constitutes a 409A Covered Grant, then to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, any payment made under this Agreement shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Grantee’s Separation from Service and (ii) the date of the Grantee’s death. All payments delayed pursuant to this Paragraph 5(b) shall be paid to the Grantee on the first day of the seventh month following the date of the Grantee’s Separation from Service or, if earlier, on the date of the Grantee’s death.

6.
Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the outstanding PSUs and any Dividend Equivalents, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

7.
Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the Shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law and stock exchange rules and regulations. The Committee shall have the authority to interpret and construe the Grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By accepting the Grant, the Grantee agrees to be bound by the terms of the Plan and this Agreement and agrees that all of the decisions and determinations of the Committee and the Board shall be final and binding.

8.
No Employment or Other Rights. The Grant shall not confer upon the Grantee any right to be retained by or in the employ or other service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Grantee’s employment at any time. The right of any Employer to terminate at will the Grantee’s employment at any time for any reason is specifically reserved.

9.
Issuance of Certificates.

a.
When the Grantee obtains an unrestricted right to Shares, a certificate representing the unrestricted Shares shall be issued to the Grantee, free of the restrictions under this Agreement.

b.
The Company’s obligation to deliver Shares subject to the conditions provided herein shall be subject to the Plan (including, without limitation, Section 16 thereof) and all applicable laws, rules, regulations and stock exchange requirements and also to such approvals by governmental agencies as may be deemed appropriate by the Company, including such actions as Company counsel shall deem necessary or appropriate to comply with such applicable laws, rules, regulations and stock exchange requirements.

10.
Stockholder Rights. The Grantee shall have no rights as a stockholder with respect to any Shares covered by any PSU unless and until the Grantee has become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement or the Plan.

11.
Assignment and Transfers. Except as otherwise expressly provided in Section 13(a) of the Plan, the rights and interests of the Grantee in the Grant, including any Dividend Equivalents, may not be sold, assigned, encumbered or otherwise transferred. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Grant or any right hereunder, including any Dividend Equivalents, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Grant by notice to the Grantee, and the PSUs and all rights hereunder, including any Dividend Equivalents, shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

12.
Data Privacy Consent. As a condition of the grant of the PSUs, the Grantee hereby consents to the collection, use and transfer of personal data as described in this Paragraph. The Grantee understands that the Company, the Employer and their affiliates hold certain personal information about the Grantee, including (as applicable) name, home address and telephone number, date of birth, social security number, social insurance number, salary, nationality, job title, ownership interests or directorships held in the Company, the Employer or their affiliates, and details of all stock options or other equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”). The Grantee further understands that the Company, the Employer and their affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Grantee’s participation in the Plan, and that the Company, the Employer and any of their affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan. The Grantee understands that such recipients may be located in the United States or elsewhere in the world. The Grantee hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on the Grantee’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired under the Plan. The Grantee understands that he or she may, at any time, view such Data or require any necessary amendments to it.
13.
Non-Disclosure, Non-Competition, Non-Solicitation, and Non-Disparagement. In consideration of the grant of the PSUs hereunder, the Grantee agrees to and acknowledges the following:
a.
In addition to the Grantee’s obligations under any other agreement with the Company or any of its Subsidiaries, if applicable, the Grantee acknowledges that, through the Grantee’s employment with the Company or a Subsidiary thereof, the Grantee has acquired or will acquire, and had or will have access to Confidential Information (as defined below). The Grantee hereby acknowledges and agrees that the Company prohibits the use or disclosure of its Confidential Information and that the Company has taken all reasonable steps necessary to protect the secrecy of such Confidential Information. The Grantee hereby acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the information is in printed, written or electronic form, retained in the Grantee’s memory or has been compiled or created by the Grantee. The Grantee hereby agrees that the Grantee has not and in the future will not use, or disclose to any third party, Confidential Information, unless compelled by law after reasonable advance notice to the Company. If the Grantee has any questions regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, the Grantee hereby agrees to contact General Counsel, 500 Charles Ewing Blvd. Ewing, NJ 08628. If Grantee primarily lives and works in a state requiring temporal and/or geographic limitations on confidentiality non-disclosure clauses, Grantee understands and agrees that to the extent this obligation of non-disclosure and non-use of Confidential Information applies to information that does not meet the definition of a trade secret under applicable law, it shall apply only for twenty-four (24) months after the separation of Grantee’s employment with the Company and only in geographic areas in which the unauthorized use or unauthorized disclosure of such confidential information could competitively harm the Company. Grantee also understands that trade secrets are protected by statute and are not subject to any time limits. Nothing in this Agreement limits or affects the protection given to Confidential Information and trade secrets under statutory and common law, and the immediately preceding two sentences of this subparagraph shall not apply to employees who do not primarily live and work in a state that does not require temporal and/or geographic limitations on confidentiality non-disclosure clauses.
b.
While employed by the Employer and during the Restricted Period (as defined below) and within the Restricted Territory (as defined below), the Grantee will not, whether directly or indirectly and whether for compensation or otherwise, either for the Grantee’s self or for any other person or entity, own or hold any interest in, manage, operate, control, work, consult and/or render services for, or in any manner participate or engage in any business of any person or entity (including, without limitation, any subsidiary, division or affiliate thereof) engaged in a Competitive Activity (as defined below), either as a partner, proprietor, shareholder, creditor, joint venturer, officer, director, agent, employee, consultant, executive, trustee, affiliate or otherwise; provided that the foregoing shall not prohibit the Grantee from (i) performing services for a person or entity engaged in Competitive Activity that are not the same or substantially similar to those performed by the Grantee for the Company or any of its Subsidiaries during the 12-month period preceding the Grantee’s date of separation; or (ii) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Grantee has no participation in the business of such corporation.
c.
While employed by the Employer and during the Restricted Period and within the Restricted Territory, the Grantee shall not, directly or indirectly, either for the Grantee’s self or for or through any other person or entity: (i) solicit, induce or attempt to induce any Key Employee (as defined below) to leave the employ of the Company or any of its Subsidiaries, as applicable, or in any way interfere with his/her employment relationship with the Company or any of its Subsidiaries, as applicable; (ii) induce or attempt to induce any Customer, supplier or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, as applicable, in favor of a person or entity engaged in a Competitive Activity; or (iii) offer Competitive Products to any Customer.
d.
For purposes of this Agreement: (i) “Restricted Period” means the twelve (12) month period following the separation of the Grantee’s employment with the Employer, regardless of the reason for such separation; (ii) “Restricted Territory” means any district, region, or territory assigned to the Grantee as well as all districts, regions, or territories in which the Grantee provided any services, sold any products or otherwise had responsibility at any time during the 12-month period preceding the Grantee’s date of separation; (iii) “Competitive Activity” means manufacturing, distributing, or selling any Competitive Products; (iv) “Competitive Products” means any product that competes with a consumer packaged goods product or specialty products division product sold by the Company or any of its Subsidiaries, or is in development by the Company or any of its Subsidiaries during the 12month period preceding the Grantee’s date of separation; (v) “Customer” means all accounts, customers, and prospective customers with whom the Grantee had material contact during the 12-month period preceding the Grantee’s date of separation; and (vi) “Key Employee” means any individual employed or engaged by the Company or any of its Subsidiaries at any time during the 12-month period preceding the Grantee’s date of separation with whom the Grantee had material contact, including individuals in the Grantee’s reporting structure and individuals with whom the Grantee regularly worked.
e.
Subject to this Paragraph 13, the Grantee agrees to refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents, representatives, affiliates (collectively, “Covered Persons”), products or services, other than is necessary to comply with law. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, or to any individual or entity with whom any of the Covered Persons have a business relationship, which would adversely affect in any manner: (i) the conduct of the business of any of the Covered Persons (including, without limitation, any business plans or prospects); or (ii) the business reputation of the Covered Persons.
f.
Subject to this Paragraph 13, the Grantee agrees to keep the existence of, terms of and conditions of this Agreement confidential and the Grantee agrees that the Grantee will not disclose any information concerning this Agreement or its terms to anyone other than the Grantee’s spouse, legal counsel and/or financial advisors, provided that: (i) the Grantee first informs them of the Grantee’s obligations under this Paragraph 13 and that this Agreement is highly confidential; and (ii) they agree to maintain confidentiality.
g.
Nothing in this Agreement shall prohibit the Grantee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of this Paragraph 13), (ii) disclosing the Grantee’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iii) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, antidiscrimination, or anti-retaliation provisions of federal, state or local law or regulation (provided, however, that the Grantee may not disclose information of the Company or any of its Subsidiaries that is protected by the attorney-client privilege, except as otherwise required by law) and the Grantee does not need the authorization of the Company to make any such reports or disclosure and shall not be required to notify the Company that the Grantee has made such reports or disclosures. Notwithstanding the foregoing, in the event that the Grantee is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to the Grantee’s employment by the Employer, to the maximum extent permitted by applicable law, the Grantee shall give prompt notice of such request to a designated Company representative and shall make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless the Grantee is otherwise ordered by a court or governmental authority. Nothing in this Agreement prevents a Grantee from discussing or disclosing information about conduct (whether occurring in the workplace or at work-related events) that Grantee reasonably believes under state, federal, or common law to be illegal, including illegal discrimination, illegal harassment, illegal retaliation, wage and hour violations, or sexual harassment and/or assault, or that is recognized as against a clear mandate of public policy. This Paragraph 13 shall survive the termination of this Agreement.
h.
The Grantee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Grantee’s disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under 18 U.S. Code §1833. (i) The provision of any benefits under this Agreement are expressly made subject to the Grantee’s compliance with this Paragraph 13. The Grantee agrees that the Company or any of its Subsidiaries may seek injunctive relief in any court of competent jurisdiction for the Grantee’s failure to comply fully with the provisions of this Paragraph 13, in addition to any other legal and monetary remedies which may be available to the Company and its Subsidiaries. If the Grantee violates any restrictive covenant set forth in this Paragraph 13, the Grantee agrees that the period of such violation shall be added to the term of the restriction. For the avoidance of doubt, notwithstanding anything to the contrary, the provisions of this Paragraph 13 shall be in addition to (and not in lieu of), and shall not have any effect on, any restrictive covenants that the Grantee is bound to under or pursuant to any other plan, policy, agreement or arrangement.
14.
Forfeiture; Recoupment.
a.
Notwithstanding anything herein to the contrary, if (i) the Grantee is terminated for Cause, or (ii) the Committee (or its designee) determines that the Grantee has (x) engaged in conduct which could reasonably be expected to constitute Cause hereunder (regardless of whether the Grantee’s employment with the Employer terminated), or (y) breached any restrictive covenant by which the Grantee is bound (whether under this Agreement or otherwise), then in each case, the Company shall have the right to recoup from the Grantee, and the Grantee shall repay to the Company, within thirty (30) days following demand by the Company, a payment equal to the Fair Market Value of the aggregate Shares received upon settlement of the PSUs (if any) within the 12-month period immediately preceding such termination or determination, as applicable; provided, that, the Company may require the Grantee to satisfy such payment obligations hereunder either by forfeiting and returning to the Company such Shares received upon settlement of the PSUs or any other Shares, or making a cash payment or any combination of these methods, as determined by the Company in its sole discretion.
b.
The Grantee hereby acknowledges and agrees that the forfeiture and recoupment conditions set forth in this Paragraph 14, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and its affiliates. The Grantee also acknowledges and agrees that (i) it is a material inducement and condition to the Company’s grant of the PSUs that such Grantee agrees to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company pursuant to forfeiture and recoupment conditions set forth above are reasonable, and (ii) nothing in this Agreement or the Plan is intended to preclude the Company (or any affiliate thereof) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the PSUs, or otherwise.
c.
Notwithstanding anything herein to the contrary, to the extent applicable to the Grantee, by accepting the PSUs granted under this Agreement, the Grantee agrees and acknowledges that the PSUs granted under this Agreement (including the underlying Shares) and all other forms of compensation shall be subject to, and the Grantee agrees to abide by, the terms and conditions of (i) the Company’s Dodd-Frank Clawback Policy if the Grantee is an “Executive Officer” (as defined in the Dodd-Frank Clawback Policy) on or following the Date of Grant; (ii) the Company’s Supplemental Clawback Policy if the Grantee has the title of Vice President or above on or following the Date of Grant; and (iii) any other clawback and/or recoupment policy adopted by the Company from time to time that applies to similarly situated employees of the Company, the Employer, and/or their respective affiliates, in each case, as amended from time to time and to the extent set forth in each applicable policy. To the extent that the Grantee is subject to the terms and conditions of any of the foregoing Company clawback policies, the Grantee shall have signed or shall sign each applicable clawback policy acknowledgement provided by the Company either in connection with the execution of the Agreement or prior the Grantee’s execution of the Agreement; provided, that the Grantee’s failure to sign such acknowledgement shall have no impact on the applicability or enforceability of such Company clawback policy. Any failure of such Grantee to timely sign such acknowledgment in accordance with the Company’s procedures shall result in the immediate forfeiture and cancellation of the PSUs granted under this Agreement.
15.
Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

16.
Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at 500 Charles Ewing Blvd. Ewing, NJ 08628, and any notice to the Grantee shall be addressed to such the Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

17.
Consent to Electronic Communications. The Grantee agrees that the Company may provide him or her with any communications associated with the Grant in electronic format. The Grantee’s consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with the Grant or notices or disclosures about a change in the terms and conditions of the Grant.

18.
Taxes. Any tax obligations of the Grantee and tax liability therefore, including, without limitation, any penalties or interest based upon such tax obligations, that arise from any payments made to the Grantee in respect of the Grant (or any portion thereof) shall be the Grantee’s sole responsibility and liability. In addition, the Grantee hereby agrees that neither the Company nor any of its affiliates shall have any liability to the Grantee in respect of such tax obligations or liability.

19.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.
No Acquired Rights. The Grantee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of PSUs made under this Agreement is completely independent of any other award or Grant and is made at the sole discretion of the Company; and (c) no past Grants or awards (including, without limitation, the PSUs awarded hereunder) give the Grantee any right to any Grants or awards in the future whatsoever.
21.
Severability and Judicial Modification. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) each of the Company, each of its Subsidiaries and their respective successors, and the Grantee hereby agree that such provision(s) should be modified by the court and, to the maximum extent permissible under the applicable law, enforced; and (b) any invalidity, illegality, or unenforceability of a particular provision will not affect any other provision of this Agreement.
22.
State-Specific Provisions. Notwithstanding any provisions in this Agreement, the grant of the PSUs shall be subject to any additional state-specific terms and conditions set forth in Annex A to this Agreement for the Grantee’s state of residence to the extent applicable. Moreover, if the Grantee relocates to one of the states included in Annex A, the additional state-specific terms and conditions for such state, if any, shall apply to the Grantee to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
23.
Grantee Acknowledgements. The Grantee acknowledges receipt of a copy of the Plan and the prospectus and represents that he or she is familiar with the terms and conditions thereof, and hereby accepts this Agreement subject to all of the terms and conditions thereof. IN THE EVENT THAT, WITHIN SIXTY (60) DAYS FOLLOWING THE DATE OF GRANT, THE GRANTEE FAILS TO ACKNOWLEDGE AND ACCEPT THIS AGREEMENT IN THE MANNER DETERMINED BY THE COMPANY, THIS GRANT SHALL BE AUTOMATICALLY FORFEITED FOR NO CONSIDERATION AND THE GRANTEE SHALL HAVE NO RIGHTS OR ENTITLEMENTS OF ANY NATURE WHATSOEVER WITH RESPECT TO THE PSUS GRANTED HEREUNDER.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

CHURCH & DWIGHT CO., INC.

By: ________________________________

Name: ______________________________

Title: _______________________________

Grantee: ____________________________

Date: _______________________________

Exhibit A

The number of PSUs that shall become vested and earned, if any, shall be the sum of (i) the Arm & Hammer Power Brand Expansion PSUs; (ii) the International Growth PSUs; and (iii) the Oral Care Expansion Behind TheraBreath PSUs, in each case, which shall be determined based on the Company’s achievement of the following Performance Goals during the Performance Period, and following the Committee’s determination and certification of the attainment of the Performance Goals. The number of Shares issued with respect to the PSUs shall be rounded down to the nearest whole number of Shares. Terms capitalized but not defined herein shall have the meaning given to them in the Agreement to which this Exhibit A is attached.

(1)
The “Arm & Hammer Power Brand Expansion PSUs” shall equal the product of (a) the number of PSUs set forth in Section 1 of the Agreement multiplied by one-third (1/3); and (b) the Payout Percentage determined based on Arm & Hammer Power Brand Expansion Growth in accordance with the following table:

Arm & Hammer Power Brand Expansion Growth	Payout Percentage
Arm & Hammer Power Brand Expansion Growth equal to or less than 1.1%	0%
Arm & Hammer Power Brand Expansion Growth equal to 2.6% (Target)	100%
Arm & Hammer Power Brand Expansion Growth equal to or greater than 3.0% (Maximum)	150%

If the Arm & Hammer Power Brand Expansion Growth for the Performance Period falls between the percentages specified in the table above, the Payout Percentage shall be determined on a straight-line interpolated basis (rounded to the nearest tenth of a percent (0.1%)). In no event shall the Payout Percentage be more than 150%.

“Arm & Hammer Power Brand Expansion Growth” means the compound annual growth rate of net sales (determined in a manner consistent with the Company’s financial statements (“Net Sales”)) derived from the Company’s “Arm & Hammer” brand, measured from the start of the Performance Period through the end of the Performance Period.

(2)
The “International Growth PSUs” shall equal the product of (a) the number of PSUs set forth in Section 1 of the Agreement multiplied by one-third (1/3); and (b) the Payout Percentage determined based on International Growth in accordance with the following table:

International Growth	Payout Percentage
International Growth equal to or less than 7.0%	0%
International Growth equal to 9.5% (Target)	100%

International Growth equal to or greater than 10.0% (Maximum)	150%

If the International Growth for the Performance Period falls between the percentages specified in the table above, the Payout Percentage shall be determined on a straight-line interpolated basis (rounded to the nearest tenth of a percent (0.1%)). In no event shall the Payout Percentage be more than 150%.

“International Growth” means the compound annual growth rate of Net Sales derived from sources outside of the United States, measured from the start of the Performance Period through the end of the Performance Period.

(3)
The “Oral Care Expansion Behind TheraBreath PSUs” shall equal the product of (a) the number of PSUs set forth in Section 1 of the Agreement multiplied by one-third (1/3); and (b) the Payout Percentage determined based on Oral Care Expansion Behind TheraBreath Growth in accordance with the following table:

Oral Care Expansion Behind TheraBreath Growth	Payout Percentage
Oral Care Expansion Behind TheraBreath Growth equal to or less than 4.2%	0%
Oral Care Expansion Behind TheraBreath Growth equal to 6.6% (Target)	100%
Oral Care Expansion Behind TheraBreath Growth equal to or greater than 8.0% (Maximum)	150%

If the Oral Care Expansion Behind TheraBreath Growth for the Performance Period falls between the percentages specified in the table above, the Payout Percentage shall be determined on a straight-line interpolated basis (rounded to the nearest tenth of a percent (0.1%)). In no event shall the Payout Percentage be more than 150%.

“Oral Care Expansion Behind TheraBreath Growth” means the compound annual growth rate of Net Sales derived from oral care products, measured from the start of the Performance Period through the end of the Performance Period.

Notwithstanding anything herein to the contrary and notwithstanding the actual performance of each of the Performance Goals described herein, in no event shall the Payout Percentage be less than 35%.

Annex A

If the Grantee is a resident of any of the following states, the following relevant terms and conditions shall apply to the Grantee. Certain capitalized terms used but not defined in this Annex A have the meanings set forth in the Plan and/or the Agreement. This Annex A forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.

[State-specific provisions to be attached]

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